Exhibit 99.2
Regency Energy Partners Announces Search for Board Members and
Chief Executive Officer
DALLAS, Oct. 26, 2007 – The Board of Directors of Regency Energy Partners LP (Nasdaq: RGNC) has announced that it has identified qualified candidates to fill independent director posts and expects to name at least one to the board in the fourth quarter of 2007.
Regency is required to have three independent directors under NASDAQ rules and must replace Robert W. Shower, who left the board for health reasons earlier this year. Regency currently has two independent directors, Dean Fuller, who plans to resign as soon as his replacement is identified, and Otis Winters, Chairman of Regency’s Audit Committee, who will stay until after Regency files its annual report on form 10-K for 2007.
Also, the board has announced its search for a chief executive officer to replace Jim Hunt, Regency’s President and Chief Executive Officer, upon his planned retirement in 2008. Regency is looking both internally and externally to fill the CEO position.
“We were fortunate that three of the individuals responsible for Regency’s early success – Jim Hunt, Dean Fuller and Otis Winters – were willing to see Regency through the transition to new general partner ownership,” said James F. Burgoyne, Chairman of Regency’s Executive Committee and a Managing Director at GE Energy Financial Services. “These gentlemen have postponed their departures from Regency until we find strong candidates to fill their shoes.”
“We are confident that the ongoing search for a replacement for Jim Hunt will identify highly qualified candidates within the timeframe Jim discussed with us when we acquired control of the general partnership,” Burgoyne continued. “The Board of Directors is grateful to Jim for extending his stay with Regency until we find the ideal candidate, and we thank him for steering Regency through its early development as a Master Limited Partnership.”
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
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CONTACT:
Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners
214-239-0093
Shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.browne@hck2.com